UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. )*

                              Q-Seven Systems, Inc.

                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                   74727Y 10 2
                                   -----------
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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1 Names of Reporting Persons.
  S.S. or I.R.S. Identification Nos. of Above Persons

  Barry A. Ellsworth.

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2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                  (a)
                                                                  (b)
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3 SEC Use Only

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4 Citizenship or Place of Organization

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Number of Shares       5 Sole Voting Power
Beneficially Owned
by Each Reporting        1,021,500
Person With          -----------------------------------------------------------
                       6 Shared Voting Power

                     -----------------------------------------------------------
                       7 Sole Dispositive Power

                     -----------------------------------------------------------
                       8 Shared Dispositive Power

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9 Aggregate Amount Beneficially Owned by Each Reporting Person

    1,021,500

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10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares
   (See Instructions)

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11 Percentage of Class Represented by Amount in Row 9


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12 Type of Reporting Person (See Instructions)

       IN

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Item 1.

(a)      Name of Issuer:
         Q-Seven Systems, Inc.

(b)      Address of Issuer's Principal Executive Office:
         Mittelstr. 11-13
         40789 Monheim, Germany

Item 2.

(a)      Name of Person Filing:
         Barry A. Ellsworth

(b)      Address of Principal Business Office or, if none, Residence:
         6120 W. Tropicana Ave. A16-299
         Las Vegas, NV 89103

(c)      Citizenship:
         US

(d)      Title of Class of Securities:
         Common Stock

(e)      CUSIP Number:
         74727Y 10 2

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13(d)-2(b), check whether the person filing is a:

Not applicable.

Item 4.  Ownership

(a)      Amount Beneficially Owned:
         1,021,500

(b)      Percent of Class:
         8.17%

(c)      Number of shares as to which such person has:

         (i)      sole power to vote or direct the vote
                  1,021,500

         (ii)     shared power to vote or to direct the vote

         (iii)    sole power to dispose or to direct the disposition of
                  1,021,500

         (iv)     shared power to dispose or to direct the disposition of

Item 5. Ownership of Five Percent or Less of a Class

Not applicable

Item 6. Ownership of More Than Five Percent on Behalf of Another Person

Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not applicable

Item 8. Identification and Classification of Members of the Group

Not applicable

Item 9. Notice of Dissolution of Group

Not applicable

Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                        January 21, 2000
                                                        ----------------
                                                             Dated

                                                        /s/ Barry A. Ellsworth
                                                        -----------------------